UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2006&

McKENZIE BAY INTERNATIONAL, LTD.
(Exact name of registrant as specified in its charter)

                       Delaware                   000-49690                           51-0386871

(State or other jurisdiction Incorporated)  (Commission File No.)    (I.R.S Employer Identification No.)

975 Spaulding Ave., Ada, Michigan                           49301

(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:

(616) 940-3800

37899 Twelve Mile Road, Ste. 300, Farmington Hills, MI 48331

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report, unless the context otherwise requires, references to “we,” “us” and “our” refer to McKenzie Bay International, Ltd., a Delaware corporation and its subsidiaries.

Item 1.02 Termination of a Material Definitive Agreement.

Doris F. Galvin, President of WindStor Power Co. has served notice that she considers her employment contract dated June 28, 2005 to have been constructively terminated by WindStor Power Co. effective September 24, 2006. The contract provides that upon such termination, Ms. Galvin shall be entitled to receive her base annual salary for a period of three years and all other rights and benefits she may have under our senior executive benefit, bonus and/or stock option plans and programs which shall be determined in accordance with the terms and conditions of such plans and programs.  Ms. Galvin’s base annual salary was $225,000 and on September 24, 2006 WindStor Power Co. was $162,988.01 in arrears in the payment of Ms. Galvin’s salary.

On September 25, 2006, we abandoned our lease on our former principal executive offices in Farmington Hills, Michigan because we do not have sufficient funds to pay the rent of $9,133.60 per month.  Ultimately, we will owe the landlord the rental for the remainder of the lease term, which is approximately $206,000.  The landlord, however, has a legal duty to mitigate its damages by attempting to rent the premises to others.  Accordingly, the exact amount of our liability cannot be determined at this time.

Item 8.01 Other Events

We have relocated our principal executive office to 975 Spaulding Ave., Ada, MI 49301.

We have virtually no cash or other liquid assets. Unless we can obtain substantial capital, we will not be able to engage in any business activities, including, but not limited to, the completion of the project for the Ishpeming, Michigan HUD sponsored senior citizen apartment building “Pioneer Bluff.” We have received no commitments from others for any capital and there can be no assurance that we will be able to obtain any capital on terms not unfavorable to us, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MCKENZIE BAY INTERNATIONAL, LTD.

Date: September 28, 2006

By: /s/Donald C. Harms

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      Donald C. Harms

      Secretary